Exhibit 99.1
OpenText Announces Pricing of Senior Secured Notes Offering to Redeem its Outstanding 2027 Notes and Fund Tender Offer for a Portion of its Outstanding 2028 Notes
Waterloo, ON, September 23, 2026 – Open Text Corporation (the “Company” or “OpenText”) (NASDAQ: OTEX), (TSX: OTEX) today announced that it has priced an offering (the “Notes Offering”) of $500 million principal amount of 6.700% senior secured notes due 2031 and $500 million principal amount of 7.150% senior secured notes due 2033 (together, the “Notes”).
The Notes will be guaranteed on a senior secured basis by OpenText’s existing wholly-owned subsidiaries that are guarantors or co-obligors under OpenText’s senior secured credit facilities, term loan credit agreement and its 6.900% Senior Secured Notes due 2027 (the “2027 Notes”). The Notes and related guarantees will be secured on the same basis as the Company’s senior secured credit facilities, term loan credit agreement and 2027 Notes. The Notes Offering is expected to close on October 1, 2026, subject to customary closing conditions.
OpenText intends to use the net proceeds from the Notes Offering, together with cash on hand, to fund, in the aggregate (i) the redemption in full of the outstanding $1.0 billion principal amount of its 2027 Notes, including the payment of the applicable redemption premium, accrued and unpaid interest and related costs and expenses and (ii) the consideration for any of its outstanding 3.875% Senior Notes due 2028 (the “2028 Notes”) accepted for purchase in the tender offer by the Company for such 2028 Notes, up to an aggregate principal amount of the 2028 Notes that will not exceed $450 million (subject to increase or decrease by the Company), plus accrued and unpaid interest and related costs and expenses (the “Tender Offer”).
The Notes and related guarantees will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). The Notes and the related guarantees are being issued pursuant to Rule 144A and Regulation S under the Securities Act. The Notes and related guarantees may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the Securities Act), except to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. The Notes have not been and will not be qualified for sale to the public by prospectus under applicable Canadian securities laws and, accordingly, any offer and sale of the Notes in Canada will be made on a basis which is exempt from the prospectus requirements of such securities laws.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration, qualification or exemption under the securities laws of any such jurisdiction.
This press release shall not constitute a notice of redemption under the indenture governing the 2027 Notes, and such redemption is subject to the conditions set forth in the applicable notice of redemption, including the financing condition described therein. Such notice has been made only in accordance with the provisions of the indenture governing the 2027 Notes. There can be no assurances as to whether any such redemption will be effected as described above.
This press release shall not constitute an offer to purchase the 2028 Notes in the Tender Offer, which is only made pursuant to the Offer to Purchase dated September 23, 2026 (the “Offer to Purchase”), which is subject to the conditions, including the financing condition described therein. Holders of the 2028 Notes should refer to the Offer to Purchase available from Global Bondholder Services Corporation, the tender and information agent for the Tender Offer, and the Company’s concurrent press release related to the Tender Offer dated September 23, 2026.
For more information, please contact:
Greg Secord
Vice President, Global Head of Investor Relations
Open Text Corporation
(416) 956 0380 (Canada) / (415) 963 0825 (U.S.)
investors@opentext.com

About OpenText
OpenText™ is a global leader in data management for enterprise AI, helping organizations protect, govern, and activate their data with confidence. Our technologies turn data into information with context to form the knowledge base for enterprise AI.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText’s current expectations, estimates, forecasts and projections about the Notes Offering, the proposed conditional redemption and the proposed Tender Offer, and the operating environment, economies and markets in which OpenText operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText’s assumptions, although considered reasonable by OpenText at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors which could occur, see OpenText’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the Securities and Exchange Commission and other securities regulators. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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